Exhibit 99.1

Life Storage, Inc. Reports First Quarter 2021 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--May 4, 2021--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter ended March 31, 2021. All share and per share information has been retrospectively adjusted to reflect the January 2021 three-for-two stock split made in the form of a 50% stock dividend.

Highlights for the First Quarter Included:

  Generated net income attributable to common shareholders of $47.4 million, or $0.63 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.08, a 16.1% increase over the same period in 2020.
  Increased same store revenue by 7.3% and same store net operating income (“NOI”)(2) by 8.6%, year-over-year.
  Acquired 16 stores for $266.2 million, including one store from one of our unconsolidated joint ventures for $47.9 million (net).
  Added 18 stores (gross) to the Company’s third-party management platform.

Joe Saffire, the Company’s Chief Executive Officer, stated, “We are off to a very solid start to the year with record occupancy, strong pricing power and robust acquisition activity. We’ve added more scale in key existing markets with the addition of 16 stores to our wholly owned portfolio and 18 stores to our third-party management platform. Warehouse Anywhere continues to gain traction with a significant contract for our Enterprise Solution and a growing pipeline for all business lines. We continue to demonstrate that our industry leading technology is a clear differentiator that we believe positions us well to further grow shareholder value in 2021 and beyond.”

FINANCIAL RESULTS:

In the first quarter of 2021, the Company generated net income attributable to common shareholders of $47.4 million or $0.63 per fully diluted common share, compared to net income attributable to common shareholders of $36.4 million, or $0.52 per fully diluted common share, in the first quarter of 2020. Net income in the quarter ended March 31, 2021 benefited from $0.8 million of preferred dividend income associated with the acquisition of a store from one of our unconsolidated joint ventures.

Funds from operations for the quarter were $1.08 per fully diluted common share compared to $0.94 for the same period last year. Adjusted FFO per fully diluted common share for the quarter was similarly $1.08, compared to $0.93, after adjusting for a total of $0.5 million related to a gain on sale of land and acquisition fees, for the quarter ended March 31, 2020.

OPERATIONS:

Revenues for the 531 stabilized stores wholly owned by the Company since December 31, 2019 increased 7.3% in the first quarter of 2021 compared to the same quarter of 2020. The increase largely resulted from the net impact of a 410 basis point increase in average occupancy and the net impact of a 1.3% increase in realized rental rates.

Same store operating expenses increased 4.7% for the first quarter of 2021 compared to the prior year period, the result of increased real estate taxes, repair and maintenance (including snow removal), office and other operating expense, payroll and benefits and utilities. The increases were offset by decreases in marketing expenses. Same store NOI increased 8.6% in the first quarter of 2021 as compared to the first quarter of 2020.

During the first quarter of 2021, the Company achieved same store revenue growth in 30 of its 31 major markets. Overall, the markets with the strongest positive revenue impact were New York-Newark-Jersey City, New England-Other and Buffalo-Upstate.

PORTFOLIO TRANSACTIONS:

During the quarter, the Company acquired 16 stores in Florida (8), Arizona (3), Washington (2), New York (1), California (1) and South Carolina (1) for a total purchase price of $266.2 million. One of the properties was acquired from SNL Orix Merrick, LLC, a joint venture in which the Company has a 5% common and a preferred investment. The net investment to acquire the property was $47.9 million.

At March 31, 2021, the Company was under contract to acquire six self-storage facilities in New Jersey (5) and Florida (1) for an aggregate purchase price of $106.5 million. The Company acquired one of these facilities subsequent to March 31, 2021 for $16.5 million. Also subsequent to quarter end, the Company entered into contracts to acquire 11 self-storage facilities in Texas (4), North Carolina (3), Florida (2) and New Hampshire (2) for an aggregate purchase price of $159.2 million. The purchases of the remaining facilities are subject to customary conditions to closing, and there is no assurance that any of these facilities will be acquired.

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 18 stores (gross). As of quarter end, the Company managed 342 facilities in total, including those in which it owns a minority interest.

WAREHOUSE ANYWHERE:

Subsequent to quarter end, a corporate customer awarded a multi-year contract to Warehouse Anywhere to expand its existing relationship by adding approximately 300 storage units nationwide. Each space will include Warehouse Anywhere’s proprietary inventory management technology solution.

FINANCIAL POSITION:

At March 31, 2021, the Company had approximately $13.9 million of cash on hand, and approximately $456.9 million available on its line of credit.

During the three months ended March 31, 2021, the Company issued 2,220,559 shares of common stock under its continuous equity offering program at a weighted average issue price of $82.23 per share, generating net proceeds after expenses of $180.5 million.

Below are key financial ratios at March 31, 2021:

Debt to Enterprise Value (at $85.95/share)	25.5%
Debt to Book Cost of Storage Facilities	40.3%
Debt to Recurring Annualized EBITDA	5.5x
Debt Service Coverage	4.9x

STOCK SPLIT AND COMMON STOCK DIVIDEND:

During the quarter, the Company completed a three-for-two stock split, which was made in the form of a 50% stock dividend. The additional shares were distributed on January 27, 2021 and Life Storage’s common stock began trading on a split-adjusted basis on January 28, 2021.

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend of $0.74 per share, or $2.96 annualized, on a post-split basis. The dividend was paid on April 26, 2021 to shareholders of record on April 14, 2021.

YEAR 2021 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for 2021:

Year 2021 Earnings Guidance	Current Guidance Range			Prior Guidance Range (February 22, 2021)
Same Store Revenue	5.50%	-	6.50%	3.75%	-	4.75%
Same Store Operating Costs (excluding property taxes)	2.25%	-	3.25%	2.25%	-	3.25%
Same Store Property Taxes	6.75%	-	7.75%	6.75%	-	7.75%
Total Same Store Operating Expenses	4.00%	-	5.00%	4.00%	-	5.00%
Same Store Net Operating Income	6.50%	-	7.50%	3.75%	-	4.75%
General & Administrative	$57M	-	$58M	$56M	-	$57M
Expansions & Enhancements	$40M	-	$50M	$40M	-	$50M
Capital Expenditures	$21M	-	$26M	$21M	-	$26M
Wholly Owned Acquisitions	$550M	-	$600M	$350M	-	$450M
Joint Venture Investments	$20M	-	$25M	$20M	-	$25M

Adjusted Funds from Operations per Share	$4.33	-	$4.41	$4.18	-	$4.28

Reconciliation of Guidance	2Q 2021 Range or Value	FY 2021 Range or Value
Earnings per share attributable to common shareholders – diluted	$0.63 - $0.67	$2.53 - $2.61
Plus: real estate depreciation and amortization	0.45 - 0.45	1.80 - 1.80
FFO per share	$1.08 - $1.12	$4.33 - $4.41

The Company’s 2021 same store pool consists of the 531 stabilized stores wholly owned since December 31, 2019. Twenty-five of the stores purchased through March 31, 2021 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; risks associated with the COVID-19 global health crisis or similar events, including but not limited to (i) the impact to the health of our employees and/or customers, (ii) the negative impacts to the economy and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, (iii) reducing or eliminating our ability to increase rents charged to our current or future customers, (iv) limiting our ability to collect rent from or evict past due customers, (v) we could see an increase in move-outs of longer-term customers due to the economic uncertainty and significant rise in unemployment resulting from the COVID-19 global health crisis which could lead to lower occupancies and reduced average rental rates as longer-term customers are replaced with new customers at lower rates, and (vi) potential negative impacts on the cost and availability of debt and equity which could have a negative impact on our capital and growth plans; the Company’s ability to evaluate, finance and integrate acquired self-storage facilities into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and dividends; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Wednesday, May 5, 2021. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 888.506.0062 (domestic) or 973.528.0011 (international); passcode 680774 or request to be joined into the Life Storage call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of 90 days; a telephone replay will also be available for 14 days by calling 877.481.4010 and entering passcode 40759.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 950 storage facilities in 33 states and in the province of Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to more than 525,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2021	2020
Assets
Investment in storage facilities:
Land	$991,214	$951,813
Building, equipment and construction in progress	4,612,622	4,378,510
	5,603,836	5,330,323
Less: accumulated depreciation	(904,420)	(873,178)
Investment in storage facilities, net	4,699,416	4,457,145
Cash and cash equivalents	13,914	54,400
Accounts receivable	14,796	15,464
Receivable from joint ventures	520	1,064
Investment in joint ventures	140,415	143,042
Prepaid expenses	12,335	8,326
Intangible asset - in-place customer leases	6,226	5,409
Trade name	16,500	16,500
Other assets	26,639	26,498
Total Assets	$4,930,761	$4,727,848

Liabilities
Line of credit	$43,000	$-
Term notes, net	2,156,140	2,155,457
Accounts payable and accrued liabilities	95,708	112,654
Deferred revenue	20,120	17,416
Mortgages payable	37,596	37,777
Total Liabilities	2,352,564	2,323,304

Noncontrolling redeemable Operating Partnership Units at redemption value	28,707	26,446

Equity
Common stock	765	495
Additional paid-in capital	2,853,019	2,671,311
Accumulated deficit	(299,482)	(288,667)
Accumulated other comprehensive loss	(4,812)	(5,041)
Total Shareholders' Equity	2,549,490	2,378,098
Total Liabilities and Shareholders' Equity	$4,930,761	$4,727,848

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	January 1, 2021	January 1, 2020
	to	to
(dollars in thousands, except share data)	March 31, 2021	March 31, 2020

Revenues
Rental income	$150,283	$128,907
Other operating income	17,014	13,623
Management and acquisition fee income	4,590	4,413
Total operating revenues	171,887	146,943

Expenses
Property operations and maintenance	38,520	32,850
Real estate taxes	19,887	17,408
General and administrative	14,183	12,906
Depreciation and amortization	31,288	27,028
Amortization of in-place customer leases	2,071	1,302
Total operating expenses	105,949	91,494

Gain on sale of real estate	-	302
Income from operations	65,938	55,751

Other income (expense)
Interest expense (A)	(20,346)	(20,246)
Interest and dividend income	779	4
Equity in income of joint ventures	1,221	1,116

Net income	47,592	36,625
Net income attributable to noncontrolling interests in the Operating Partnership	(209)	(192)
Net income attributable to common shareholders	$47,383	$36,433

Earnings per common share attributable to common shareholders - basic	$0.63	$0.52

Earnings per common share attributable to common shareholders - diluted	$0.63	$0.52

Common shares used in basic earnings per share calculation	75,387,332	70,015,856

Common shares used in diluted earnings per share calculation	75,510,201	70,126,344

Dividends declared per common share	$0.7400	$0.7133

(A) Interest expense for the period ending March 31 consists of the following
Interest expense	$19,743	$19,632
Amortization of debt issuance costs	603	614
Total interest expense	$20,346	$20,246

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	January 1, 2021	January 1, 2020
	to	to
(dollars in thousands, except share data)	March 31, 2021	March 31, 2020

Net income attributable to common shareholders	$47,383	$36,433
Noncontrolling interests in the Operating Partnership	209	192
Depreciation of real estate and amortization of intangible assets exclusive of debt issuance costs	32,819	27,742
Depreciation and amortization from unconsolidated joint ventures	1,202	1,795
Funds from operations allocable to noncontrolling interest in Operating Partnership	(359)	(346)
Funds from operations available to common shareholders	81,254	65,816
FFO per share - diluted	$1.08	$0.94

Adjustments to FFO
Gain on sale of land	-	(302)
Acquisition fee	-	(217)
Funds from operations resulting from non-recurring items allocable to noncontrolling interest in Operating Partnership	-	3
Adjusted funds from operations available to common shareholders	81,254	65,300
Adjusted FFO per share - diluted	$1.08	$0.93

Common shares - diluted	75,510,201	70,126,344

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	January 1, 2021	January 1, 2020
	to	to
(dollars in thousands)	March 31, 2021	March 31, 2020

Net Income	$47,592	$36,625
General and administrative	14,183	12,906
Depreciation and amortization	33,359	28,330
Gain on sale of real estate	-	(302)
Interest expense	20,346	20,246
Interest and dividend income	(779)	(4)
Equity in income of joint ventures	(1,221)	(1,116)
Net operating income	$113,480	$96,685

Same store (4)	$89,935	$82,808
Net operating income related to tenant reinsurance	7,839	6,877
Other stores and management fee income	15,706	7,000
Total net operating income	$113,480	$96,685

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 531 mature stores owned since 12/31/19
(unaudited)
	January 1, 2021	January 1, 2020
	to	to		Percentage
(dollars in thousands)	March 31, 2021	March 31, 2020	Change	Change

Revenues:
Rental income	$133,144	$124,111	$9,033	7.3%
Other operating income	1,593	1,494	99	6.6%
Total operating revenues	134,737	125,605	9,132	7.3%

Expenses:
Payroll and benefits	10,023	9,841	182	1.8%
Real estate taxes	17,424	16,592	832	5.0%
Utilities	3,793	3,620	173	4.8%
Repairs and maintenance	4,702	4,046	656	16.2%
Office and other operating expense	4,036	3,803	233	6.1%
Insurance	1,524	1,506	18	1.2%
Advertising	48	64	(16)	-25.0%
Internet marketing	3,252	3,325	(73)	-2.2%
Total operating expenses	44,802	42,797	2,005	4.7%

Net operating income (2)	$89,935	$82,808	$7,127	8.6%

QTD Same store move ins	46,838	46,389	449

QTD Same store move outs	42,158	44,458	(2,300)

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	January 1, 2021	January 1, 2020
	to	to		Percentage
	March 31, 2021	March 31, 2020	Change	Change
2020 Same store pool (515 stores)
Revenues	$130,422	$121,522	$8,900	7.3%
Expenses	43,422	41,569	1,853	4.5%
Net operating income	$87,000	$79,953	$7,047	8.8%

2019 Same store pool (502 stores)
Revenues	$127,658	$119,044	$8,614	7.2%
Expenses	42,263	40,536	1,727	4.3%
Net operating income	$85,395	$78,508	$6,887	8.8%

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2021	2020	2021	2020

Weighted average quarterly occupancy	93.3%	89.2%	92.7%	88.0%

Occupancy at March 31	94.0%	89.4%	93.1%	88.3%

Rent per occupied square foot	$14.87	$14.68	$14.82	$14.60

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the three months ended March 31, 2021:

Beginning balance	$5,330,323
Property acquisitions	263,299
Improvements and equipment additions:
Expansions	-
Roofing, paving, and equipment:
Stabilized stores	3,827
Recently acquired stores	462
Change in construction in progress (Total CIP $24.7 million)	6,024
Dispositions and Impairments	(99)
Storage facilities at cost at period end	$5,603,836

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2021	March 31, 2020

Management and administrative salaries and benefits	$8,612	$7,521
Training	102	208
Call center	700	731
Life Storage Solutions costs	299	207
Income taxes	573	796
Legal, accounting and professional	1,063	1,074
Other administrative expenses (6)	2,834	2,369
	$14,183	$12,906

Net rentable square feet	March 31, 2021
Wholly owned properties	44,477,765
Joint venture properties	6,679,639
Third party managed properties	18,762,599
	69,920,003

	March 31, 2021	March 31, 2020

Common shares outstanding	76,477,796	70,353,546
Operating Partnership Units outstanding	333,398	365,949

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com